Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Global Sources Equity Compensation (2007) Master Plan and the Global Sources Ltd. Directors Purchase Plan (as of 5 November 2005) of our report dated March 21, 2006, with respect to the consolidated financial statements of Global Sources Ltd. and its subsidiaries included in the Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Ernst & Young
Singapore
November 7, 2006